     SUN MICROSYSTEMS, INC. U.S. VICE PRESIDENT SEVERANCE PLAN

Purpose of Plan

The Sun Microsystems, Inc. U.S. Vice President Severance Plan (the "Plan") provides Severance Benefits if your employment terminates because of a Workforce Reduction, Involuntary Termination, Retirement or Mutual Agreement (see Definitions section). This Plan was originally adopted effective July 1, 2005. It was restated effective November 1, 2005 and May 1, 2006. It is now restated again effective January 1, 2009. In this document "Sun" means Sun Microsystems, Inc., its subsidiaries and its successor or successors.

The Plan is intended to comply with Section 409A of the Internal Revenue Code and from its original effective date through December 31, 2008, the Plan has been operated in accordance with a good faith, reasonable interpretation of Section 409A of the Internal Revenue Code.

The Plan is an unfunded welfare benefit plan maintained by Sun for the purpose of providing benefits for a select group of management or highly compensated employees. This document constitutes the official plan document under ERISA.

Highlights

Under this Plan, you are eligible to receive Severance Benefits.

"Severance Benefits" consist of a lump sum Severance Payment, payment of COBRA Premiums (if eligible), and Employment Transition Services (Employment Transition Services are not provided in the case of Retirement). You will not receive Severance Benefits if you do not sign a Release and Waiver Agreement (other than Employment Transition Services), or if you sign a Release and Waiver Agreement but revoke it within the applicable revocation period.

The amount of Severance Benefits available to you depends on whether you are a member of Sun's Executive Leadership Team (“ELT”) or a Vice President who is not a member of the ELT.

Eligibility

You are an Eligible Employee under the Plan if you are:

·	A regular full-time or part-time Sun employee on the U.S. Payroll (an employee hired for a fixed term, which includes a transitional employee as part of an acquisition, is not considered a regular employee);

·	Not on the payroll of, or considered an employee of, any Sun subsidiary outside the U.S.;

·	Employed at the Vice President level or above; and

· Not considered by Sun to be a Contingent Worker (includes independent contractor, consultant or vendor) as defined in Sun's Headcount Policy (HR209).

If Sun has not classified you as an employee on the date your service with Sun is terminated and, for that reason, has not withheld employment taxes with respect to you, and you are later determined retroactively to have been a common-law employee of Sun, whether by Sun, a governmental agency or a court, you will nevertheless be ineligible to receive Plan benefits.

Conditions For Receiving Plan Benefits

You will receive Plan benefits if you are an Eligible Employee and meet all of the following conditions:

·	You inform Sun of your intent to retire and/or you receive a formal written notice that states the date your employment will terminate and that your termination is because of a Workforce Reduction, Involuntary Termination, Retirement or
Mutual Agreement (“Termination Letter”);

·	You abide by any written terms and requirements that Sun may establish as a condition to your receiving Plan benefits; and

·	Except for Employment Transition Services, you sign the Release and Waiver
Agreement within 45 calendar days after your employment termination date and do not revoke the Release and Waiver Agreement within the applicable revocation period.

Conditions Under Which You Will Not Receive Plan Benefits

Even if you are an Eligible Employee, you will not receive Plan benefits if any of the following apply:

·	You are involuntarily terminated for Cause or as a result of disability. Sun shall make this determination in its sole discretion.

·	You are a party to an individual agreement with Sun (or an employer that is acquired by Sun) that provides severance or severance-type benefits.

·	You are entitled to or have received payments under a change of control agreement or plan.

·	You voluntarily terminate employment (including as a result of disability) other than due to Retirement or Mutual Agreement even if you claim “constructive termination,” prior to your termination date as set forth in your Termination
Letter.

·	You decline a written offer of a "Comparable Job" at Sun for which, in Sun's judgment, you are reasonably qualified. A "Comparable Job" is a job within 50 miles of your current job location at the same or higher salary/job grade as the current job and with at least the same total target cash compensation opportunity.
A Comparable Job need not involve the same duties and responsibilities as your current job. For purposes of the Plan, if you participate in the OpenWork program, Sun job location means your home if you are a home assigned employee or the location of your mailstop if you are a flexible employee. If you work from home or a flexible office based on any arrangement outside of the OpenWork program, your Sun mailstop is your job location.

·	You begin another regular job at Sun prior to Sun's receipt of the signed Release and Waiver Agreement (i.e., a job other than a Temporary Job Assignment, defined below).

·	You begin working for another employer (whether regular or temporary) before your employment at Sun terminates. You are required to immediately notify Sun in writing if you begin another job prior to your termination date. Sun may, in its sole discretion, permit you to work for another employer prior to your termination date and still receive Plan benefits based on your specific facts and circumstances.

·	You are on an unpaid personal/educational Leave of Absence on the date of the
Termination Letter.

·	Your employment terminates due to death prior to receiving a Termination Letter.

Temporary Job Assignments

For purposes of this Plan, a "Temporary Job Assignment" is a job as a Sun employee that is not expected to last more than two years at the time it is offered to you and which is offered to you after you receive a Termination Letter but prior to your employment termination. If you accept a job which, at the time it is offered to you, is expected to last more than two years, you will be treated as a regular Sun employee and will not receive Plan benefits in connection with the Workforce Reduction, Involuntary Termination, Retirement or Mutual Agreement that occurred immediately prior to your acceptance of your new job at Sun.

While you are on a Temporary Job Assignment you will not receive Plan benefits. However, at the end of the Temporary Job Assignment, provided you meet the conditions of the Plan, you will receive Plan benefits in accordance with the terms of the Plan in effect as of the date of the Termination Letter.

If you accept a Temporary Job Assignment and it has not ended after two years, you will be treated as if you are in a regular position and will not be eligible for Plan benefits unless and until the new job is part of a Workforce Reduction or you terminate employment as a result of Involuntary Termination, Retirement or Mutual Agreement. In other words, you will not receive Plan benefits in connection with the Workforce Reduction, Involuntary Termination, Retirement or Mutual Agreement that occurred immediately prior to your acceptance of your new job at Sun.

Outsourcing Situations

Additional eligibility requirements apply if your job is eliminated due to outsourcing. Outsourcing is the transfer of work, a function, a group or an organization at Sun to a vendor The vendor (the "Outsourcing Service Provider") may seek to hire Sun employees who were previously performing that function or who were members of the group being outsourced.

If your position is outsourced, you will be able to receive Plan benefits, but only if all the following apply:

·	You are an Eligible Employee (described above).

·	You fulfill all the regular duties of your Sun job from the date of the outsourcing notice until your last day of work (which may be prior to your termination date) as set forth in the Termination Letter. For purposes of the Plan, outsourcing notice is a written notice of termination due to outsourcing, which does not contain the date your employment will terminate.

·	You meet all the Conditions For Receiving Plan Benefits (described above).

You will be ineligible to receive Plan benefits if:

· You receive an offer of a Comparable Outsource Job, which is Regular Employment. A "Comparable Outsource Job" is a job at the Outsourcing Service Provider for which you are qualified, providing the same level of base pay or higher as your Sun job, and which is not anticipated, pursuant to the outsourcing agreement between Sun and the Outsourcing Service Provider, to require you to relocate to a job location more than 50 miles away from your Sun job location within the first 12 months of your employment with the Outsourcing Service Provider. For purposes of the Plan, if you participate in the OpenWork program, Sun job location means your home if you are a home assigned employee or the location of your mailstop if you are a flexible employee. If you work from home or a flexible office based on any arrangement outside of the OpenWork program, your Sun mailstop is your job location. For purposes of the Plan, “Regular Employment” is employment with the Outsourcing Service Provider that is on the same terms and conditions as those provided to their other employees and that is anticipated to be ongoing for an indefinite period. If you are currently working part-time for Sun and you are offered a full-time job by the Outsourcing Service Provider or you are offered a job by the Outsourcing Service Provider that is outside the outsourcing agreement between the Outsourcing Service Provider and Sun (i.e., your job would not support Sun), you will not be considered to have received an offer of a Comparable Outsource Job, which is Regular Employment.

· You accept an offer of a Comparable Outsource Job, which is Short-Term Employment (for purposes of the Plan, Short-Term Employment is employment with the Outsourcing Service Provider that is anticipated, at the time of the job offer, to last less than 12 months), with the Outsourcing Service Provider and the outsourcing agreement between the Outsourcing Service Provider and Sun provides that severance benefits equivalent to the severance benefits under this Plan will be paid by the Outsourcing Service Provider, or· You meet any of the Conditions Under Which You Will Not Receive Plan Benefits (described above).

Divestiture Situations

Additional eligibility requirements apply if your job is eliminated due to a divestiture. A divestiture is the sale, lease, license or transfer of a product, business or technology owned by Sun by way of merger, sale of assets, license with rights equivalent to ownership or other sales transaction to another company, person or other entity (the "Buyer") as determined by Sun's Business Development Group in its sole discretion. The Buyer may seek to hire Sun employees who were previously performing work related to that business, technology or product line.

If your position is eliminated due to a divestiture, you will be able to receive Plan benefits, but only if all the following apply:

·	You are an Eligible Employee (described above).

·	You fulfill all the regular duties of your Sun job from the date of the divestiture notice until your last day of work (which may be prior to your termination date) as set forth in the Termination Letter. For purposes of the Plan, divestiture notice is a written notice of termination due to divestiture, which does not contain the date your employment will terminate.

·	You meet all the Conditions For Receiving Plan Benefits (described above).

You will be ineligible to receive Plan benefits if:

· You receive an offer of a Comparable Divestiture Job, which is Regular Employment. A "Comparable Divestiture Job" is a job at the Buyer for which you are qualified, providing the same level of base pay or higher as your Sun job, and which is not anticipated, pursuant to the agreement between Sun and the Buyer, to require you to relocate to a job location more than 50 miles away from your Sun job location within the first 12 months of your employment with the Buyer. For purposes of the Plan, if you participate in the OpenWork program, Sun job location means your home if you are a home assigned employee or the location of your mailstop if you are a flexible employee. If you work from home or a flexible office based on any arrangement outside of the OpenWork program, your Sun mailstop is your job location. For purposes of the Plan, “Regular Employment” is employment with the Buyer that is on the same terms and conditions as those provided to their other employees and that is anticipated to be ongoing for an indefinite period. If you are currently working part-time for Sun and you are offered a full-time job by the Buyer, you will not be considered to have received an offer of a Comparable Divestiture Job, which is Regular Employment,· You accept an offer of a Comparable Divestiture Job, which is Short-Term Employment (for purposes of the Plan, Short-Term Employment is employment with the Buyer that is anticipated, at the time of the job offer, to last less than 12 months), with the Buyer and the agreement between the Buyer and Sun provides that severance benefits equivalent to the severance benefits under this Plan will be paid by the Buyer, or

· You meet any of the Conditions Under Which You Will Not Receive Plan Benefits (described above).

Plan Benefits

Under the Plan, you may choose to sign a Release and Waiver Agreement in order to receive Severance Benefits (other than Employment Transition Services). You will have 45 calendar days after your employment termination date to sign the Agreement. If you do not sign and return to Sun a Release and Waiver Agreement within 45 calendar days after your employment termination date or you subsequently revoke the Agreement during the applicable revocation period, you will not be eligible to receive the Severance Payment and the payment of COBRA Premiums described below. You may NOT sign the Release and Waiver Agreement prior to your employment termination date.

·	Severance Payment. This is a lump sum payment equal to four (4) weeks Pay for each Year of Service, up to a maximum determined by your Position plus twenty-
four (24) or forty (40) weeks Pay determined by your Position.
If you are a non-Key Employee and the Release and Waiver Agreement is signed and not revoked in accordance with the previous paragraph, you will receive the
Severance Payment seventy-five (75) days following the date of your Separation from Service (or as soon as administratively practical thereafter).
If you are a Key Employee on the date of your Separation from Service, your
Severance Payment will be paid with the first payroll of the seventh month following the month in which you Separate from Service (or as soon as administratively practical thereafter).

·	COBRA Premiums. Your existing coverage under Sun's group health plan (and, if applicable, the existing group health coverage for your eligible dependents) will end on the date on which your employment terminates. You and your eligible dependents may then be eligible to elect temporary continuation coverage under
Sun's group health plan in accordance with the Consolidated Omnibus Budget
Reconciliation Act of 1985, as amended (“COBRA”). If you receive a Severance
Payment and elect COBRA continuation coverage, Sun will pay your COBRA
Premiums commencing the day following your employment termination date for a period equal to the number of weeks of Pay you will receive as a Severance
Payment (not to exceed the maximum period of COBRA coverage). However, in no event may payment of COBRA Premiums continue beyond December 31 of the second calendar year following the calendar year in which you have a
Separation from Service. After such period of Sun-paid coverage, you (and, if applicable, your eligible dependents) may continue COBRA coverage at your own expense in accordance with COBRA. No provision of the Plan will affect the continuation coverage rules under COBRA. Therefore, the period during which you must elect to continue Sun's group health plan coverage under COBRA, the length of time during which COBRA coverage will be made available to you, and all your other rights and obligations under COBRA will be applied in the same manner that such rules would apply in the absence of the Plan.

In addition, you will receive the following benefit regardless of whether you sign a Release and Waiver Agreement:· Employment Transition Services. You will receive Employment Transition Services (career service assistance) for twelve (12) months (eighteen (18) months if you are a member of the ELT). Employment Transition Services become available to you on the date of your Termination Letter and must be started no later than your employment termination date in order to receive the full benefit. In no event may Employment Transition Services continue beyond December 31 of the second calendar year following the calendar year in which you have a Separation from Service. Employment Transition Services are not available in the case of Retirement.

Example of Calculation of Severance Payment

Assume you are a Vice President with eight years of service. The calculation of your Severance Payment is as follows:

24 weeks Pay based on the Pay you would have received had you worked for those 24 weeks, plus 20 weeks Pay*, for a total of 44 weeks of Pay. *4 weeks Pay per Year of Service x 8 years = 32 weeks but the maximum allowed payment based on Years of Service is 20 weeks Pay. The 24 weeks of Pay is not included in calculating the maximum payment based on Years of Service.

Stock Options

If your employment terminates because of Retirement and you are eligible to receive benefits under the Plan, your stock options that would have vested during the 15 months following your employment termination date will become immediately vested on your employment termination date. Except as provided in the previous sentence, all other terms and conditions of your option agreements remain the same.

Sales-Related Incentive Based Positions

If you are in a sales-related incentive based position, commission earnings end effective the date of your Termination Letter. Base pay will be used to determine the payment of unused, accrued vacation in your final paycheck.

Obligation to Repay Sun

If you are reemployed by Sun (in any capacity) before the end of the number of weeks used to determine your Severance Benefits, you must repay to Sun the portion of your Severance Payment for the period that you have been reemployed.

For example, if you are a Vice President with eight years of service, you would have received 44 weeks of Pay. If you were then reemployed by Sun 4 weeks following your employment termination date, you would be required to repay to Sun an amount calculated as follows:

44 weeks of Severance Payment paid minus 4 weeks of actual

unemployment equals 40 weeks of Severance Payment to be repaid to Sun.

Taxes and Other Deductions

Sun will withhold all appropriate federal, state, local, income and employment taxes from your Plan benefit payments. Contributions to Sun's 401(k) plan and employee stock purchase plan will not be deducted from your Severance Payment paid after your employment termination date.

Bonus Programs

The Plan does not change the terms of any bonus program for which you may have been eligible at the time of your termination with Sun.

Accordingly, if you are eligible for a bonus payment under a program operated on a quarterly or fiscal year basis (such as SMI Bonus) and terminate employment prior to the last day of a quarter or fiscal year, you will not be eligible to receive the bonus for the quarter or fiscal year in which you terminate employment, except to the extent the bonus program provides otherwise. Unless the bonus program provides otherwise, bonus program payments will not be prorated for a partial quarter's or year's participation.

Leave of Absence After Notification

If you begin a leave of absence after receiving a Termination Letter but before you terminate employment, your employment termination date will not change. You should contact SunDial to discuss disability benefits or workers' compensation benefits for which you may be eligible.

Leaves of Absence Prior to Notification

If you are on a Family Care Leave (HR411), Medical Leave (HR412), or Pregnancy/Disability Leave (HR412A and HR412B) and your job is eliminated during your leave as part of a Workforce Reduction, you will be given your Termination Letter during your leave. Your leave will end early, you will terminate your employment after sixty (60) days, and you will receive the Plan benefits for which you are eligible. You may notify SunDial within seven (7) calendar days of receipt of your Termination Letter that you wish to continue your leave; in which case, you will not be eligible to receive Plan benefits.

Definitions

“Cause” means misconduct as described in Sun's Misconduct Policy (HR503).

"COBRA Premiums" for purposes of this Plan are the COBRA premiums that you would have to pay to continue for a certain period of time, the medical, dental, vision, and/or EAP coverage you had immediately prior to terminating employment.

“Involuntary Termination” for purposes of this Plan means termination of your employment by Sun for any reason except for Cause.

“Key Employee” means an employee who is determined by Sun to be a Key Employee in accordance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.

“Mutual Agreement” for purposes of this Plan means that both you and Sun agree that your employment should terminate.

"Pay" for purposes of this Plan (other than for sales-related incentive based positions) means your base pay as of the date of the Termination Letter. “Pay” for sales-related incentive based positions is based on the On-Target Earnings rate (OTE) effective on the date of the Termination Letter. “Pay” does not include car allowance, draws, spifs, bonuses or any non-base compensation.

“Position” for purposes of this Plan means your position as either a member of the ELT or a Vice President who is not a member of the ELT on the date of the Termination Letter as recorded in Sun's HR Database.

“Retirement” for purposes of this Plan means your voluntary resignation from Sun at or after attaining age 55 and with a number of full years of service with Sun that when added to your age (in full years), the sum equals or exceeds 65. Notwithstanding the foregoing sentence, you must have a minimum of five (5) full years of service in order to qualify for Retirement. Your resignation will not be considered Retirement if you work in the same or similar profession during the six-month period following your Separation from Service. You will be considered to have retired if you perform services for a nonprofit organization following your Separation from Service. Sun shall make the determination of whether you have retired in its sole discretion.

“Separation from Service” means a termination of employment with Sun that Sun determines is a Separation from Service in accordance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.

“Workforce Reduction” for purposes of this Plan means your employment is terminated because of the elimination or coordinated reduction of jobs within your group, division, department or branch due to a corporate transaction or reorganization, technology change, funding reduction, reduced workload or similar occurrence (including an outsourcing arrangement or divestiture). A Workforce Reduction also includes changes to your job level and/or salary grade or structure that Sun has determined, in its sole discretion, entitle you to Plan benefits as described in the Global Compensation Treatment for Job Level Changes and Reclassification Policy (HR310).

"Year of Service" for purposes of this Plan means a full or partial year of service with Sun prior to your employment termination date. If you are a rehired employee, prior service at Sun will be counted as Year of Service provided that the prior service period exceeded the period when you were not employed by Sun. Years of Service includes up to seven (7) years of service credit for service with a predecessor employer that was acquired by Sun if you were an employee of the predecessor employer at the time of the acquisition. A partial year of service will be treated as a full year of service.

SUMMARY OF PLAN BENEFITS

To receive the Severance Payment and Payment of COBRA Premiums, the Release and Waiver Agreement must be signed and not revoked.

See Important Notes at the end of Summary.

SALARY/JOB	EMPLOYMENT	SEVERANCE	PAYMENT OF
GRADE	TRANSITION	PAYMENT	COBRA PREMIUMS
SERVICES

Vice President	12 months career	24 weeks Pay plus 4	24 weeks of COBRA
	service assistance	weeks Pay per Year of	premiums plus 4 weeks
		Service up to 20 weeks	of COBRA premiums
per Year of Service up
to 20 weeks

Executive	18 months career	40 weeks Pay plus 4	40 weeks of COBRA
Leadership Team	service assistance	weeks Pay per Year of	premiums plus 4 weeks
		Service up to 32 weeks	of COBRA premiums
per Year of Service up
to 32 weeks

IMPORTANT NOTES TO SUMMARY OF PLAN BENEFITS

EMPLOYMENT TRANSITION	SEVERANCE PAYMENT	PAYMENT OF COBRA
SERVICES		PREMIUMS

1. Career service assistance will	1. If Release and Waiver Agreement is	1. If you elect COBRA coverage,
be provided by an agency	signed and not revoked within specified time	your COBRA premiums will be
designated by Sun.	period, lump sum Severance Payment paid	paid after Sun receives signed
	75 days after your Separation from Service.	Release and Waiver Agreement
2. Employment Transition		and period for revoking
Services become available to you	2. "Pay" (other than for sales-related	Agreement has ended
on the date of the Termination	incentive based positions) means base pay	commencing for the period
Letter and must be started no later	and does not include any non-base	beginning the day following your
than your employment termination	compensation.	employment termination date.
date in order to receive the full	3. "Pay" for sales-related incentive based
benefit.		2. “Years of Service” for
	positions is based on on-target earnings	calculating benefits means each
3. A signed Release and Waiver	(OTE) effective on the date of the	full or partial year of service with
Agreement is not required.	Termination Letter.	Sun prior to your employment
4. Instructions on initiating	4. “Years of Service” for calculating	termination date.
Employment Transition Services is	benefits means each full or partial year of	3. The 24 weeks/40 weeks
provided with the Termination	service with Sun prior to your employment	additional period for payment of
Letter.	termination date.	COBRA premiums is not
	5. The 24 weeks/40 weeks additional	included for purpose of
	payment is not included for purpose of	calculating the maximum period
	calculating the maximum payment based on	for payment of COBRA
	Years of Service.	premiums based on Years of
Service.
6. If you are a Key Employee, your
Severance Payment will be paid with the
first payroll of the seventh month following
the month in which you Separate from
Service (or as soon as administratively
practical thereafter).

Plan Operation, Administration and General Provisions

Other Benefit Plans/Agreements

Your rights and participation in any other Sun benefit plan at termination of employment are governed solely by the terms of those other plans.

Amendment and Termination

Sun reserves the right to modify, suspend or terminate the Plan at any time and for any reason. Any action amending or terminating the Plan shall be in writing and shall be approved by the Leadership and Development Compensation Committee of the Board of Directors of Sun.

Unfunded Plan

All Plan benefits are paid from Sun's general funds, and each participant is an unsecured general creditor of Sun. Nothing contained in the Plan creates a trust fund of any kind for your benefit or creates any fiduciary relationship between you and Sun with respect to any of Sun's assets. Sun is under no obligation to fund the benefits provided under the Plan prior to payment.

Plan Benefits Cannot Be Assigned

The rights of any person to any benefit under the Plan may not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including bankruptcy, garnishment, attachment or other creditor's process. Any act in violation of this rule shall be void.

No Employment Rights

Nothing in the Plan may be deemed to give any individual a right to remain employed by Sun or affect Sun's right to terminate an individual's employment at any time, with or without cause.

Legal Construction

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, to the extent not preempted by ERISA, California law. If any provision of the Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

Plan Administrator

Sun is the "Plan Administrator" of the Plan as that term is used in ERISA. Sun has full discretionary authority to administer and interpret the Plan, including the exclusive right to adopt rules and procedures to implement the Plan, to interpret in its sole discretion, provisions of the Plan, to decide any questions in connection with the administration of the Plan, or relating to any claim for Plan benefits, including, whether an individual is eligible for Plan benefits and the amount of Plan benefits. Sun may delegate its responsibilities to other persons, which includes delegation of discretion. Subject to the claims and appeal procedures, the decisions of Sun and its delegatees relating to the Plan are final and binding on all persons.

Claims and Appeal Procedures

If you disagree with the amount of your benefits or with any other decision Sun may have made regarding your interest in the Plan (including that you are not eligible for benefits under the Plan), you may file a claim with Sun. You must send your claim in writing to: Director, Executive Compensation – U.S. Vice President Severance Plan, Sun Microsystems, Inc., 4160 Network Circle, M/S USCA16-150, Santa Clara, CA 95054. You should file the claim as soon as possible, but no later than one (1) year after the determination /decision.

In the event that your claim for benefits is denied in whole or in part, Sun must provide you written or electronic notification of the denial of the claim, and of your right to appeal the denial. The notice of denial will be set forth in a manner designed to be understood by you, and will include (i) the specific reason or reasons for the denial, (ii) reference to the specific Plan provisions upon which the denial is based, (iii) a description of any information or material that Sun needs to complete the review and an explanation of why such information or material is necessary, and (iv) an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of your right to bring a civil action under Section 502(a) of ERISA following a denial on appeal. This notice will be given to you within 90 calendar days after Sun receives the claim, unless special circumstances require an extension of time – in which case Sun has up to an additional 90 calendar days for processing the claim. If an extension of time for processing is required, notice of the extension will be furnished to you before the end of the initial 90-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which Sun expects to render its decision on the claim.

If your claim for benefits is denied, in whole or in part, you (or your authorized representative) may appeal the denial by submitting a written appeal to the Appeal Committee within 60 calendar days after you receive the denial. Your appeal must be sent to: Appeal Committee – U.S. Vice President Severance Plan, Sun Microsystems, Inc., 4160 Network Circle, M/S USCA16-150, Santa Clara, CA 95054. If you fail to appeal a denial within the 60-day period, Sun’s determination will be final and binding. If you appeal to the Appeal Committee, you (or your authorized representative) may submit comments, documents, records and other information relating to your claim for benefits. You may request (free of charge) reasonable access to, and copies of, all documents, records, and other information relevant to your claim.

The Appeal Committee will make a decision on each appeal no later than 60 calendar days following receipt of the appeal. If special circumstances require an extension of time for processing the appeal, the Appeal Committee will make a decision on the appeal no later than 120 calendar days following receipt of the appeal. If an extension for review is required, notice of the extension will be furnished to you before the extension begins. The extension notice will indicate the special circumstances requiring an extension and the date by which the Appeal Committee expects to render a decision. The Appeal Committee will give written or electronic notice of its decision to you after its decision is made. In the event that the Appeal Committee confirms the denial of the claim for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by you, (i) the specific reason or reasons for the decision, (ii) reference to the specific Plan provisions upon which the decision is based, (iii) a statement that you may request (free of charge) reasonable access to, and copies of, all documents, records, and all other information relevant to your claim, and (iv) a statement of your right to bring an action under Section 502(a) of ERISA.

No legal action for benefits under the Plan may be brought until you (i) have submitted a written claim for benefits in accordance with the procedures described above, have been notified by Sun that the claim is denied, have filed a written appeal in accordance with the appeal procedures described above, and have been notified that the Appeal Committee has denied the appeal, or (ii) Sun or the Appeal Committee fail to follow these procedures. No legal action may be commenced or maintained against the Plan, Sun or the Appeal Committee more than two (2) years after the Appeal Committee denies your appeal or Sun or the Appeal Committee fail to follow these procedures.

If you wish to take legal action after exhausting the appeal procedures, you may serve process on Sun at the address indicated in the section below entitled “Plan Information.”

Plan Information Plan Governed by ERISA

The Plan is an employee welfare benefit plan and an employee pension benefit plan subject to ERISA. The Plan is subject to certain provisions of Title I of ERISA (i.e., Part 1 regarding reporting and disclosure, Part 4 regarding fiduciary responsibility, and Part 5 regarding administration and enforcement). However, it is not subject to Title IV of ERISA, which includes the plan termination insurance provisions.

Address of Sun

The principal executive office of Sun Microsystems, Inc. is 4150 Network Circle, Santa Clara, California 95054. Its telephone number is (650) 960-1300.

Identification Numbers

Sun's Employer Identification Number (EIN) is 94-2805249. The Plan Number assigned to the Plan is 540.

Type of Plan

The Plan is a welfare benefit plan providing special severance benefits to eligible employees. All benefits under the Plan are paid directly by Sun from its general assets to participants.

Plan Year

The Plan's year ends on December 31. Service of Process

The Plan's agent for service of legal process is:

Corporation Services Company 2711 Centerville Road, Suite 400 Wilmington, DE 19808 Telephone: 1.800.927.9800

www.incspot.com/cscglobal

Statement of ERISA Rights and Protections

As a participant in the Sun Microsystems, Inc. U.S. Vice President Severance Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants are entitled to:

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes obligations on those responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including Sun or any other individual, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan administrator and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive them, unless the materials were not sent because of reasons beyond the administrator's control. If your claim for benefits is denied or ignored, in whole or in part, and you have been through the Plan's appeal procedures, you may sue in a state or Federal court. If it should happen that plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these legal costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds your claim is frivolous).

Assistance With Your Questions

If you have questions about the Plan, you should contact the plan administrator. If you have questions about this statement or your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Ave. N.W., Washington, D.C., 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Execution

To record the amendment and restatement of the Plan effective January 1, 2009 as set forth herein, Sun Microsystems, Inc. has caused its authorized representative to sign this document the ____ day of November, 2008.

Sun Microsystems, Inc.

By: _______________________________ Printed Name: William N. MacGowan

Title: Executive Vice President People and Places and Chief Human Resources Officer